Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Calamos Asset Management, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-120036) on Form S-8 of Calamos Asset Management, Inc. of our report dated March 6, 2009, with respect to the consolidated statements of financial condition of Calamos Asset Management, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Calamos Asset Management, Inc.
/s/ KPMG
Chicago, Illinois
March 6, 2009